Exhibit 99.1

For Immediate Release

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Associate Director,

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – May 9, 2005 – Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended March 31, 2005.

Net loss, under generally accepted accounting principles (GAAP), was approximately $27.4 million, or $0.36 per share, compared to $28.8 million, or $0.40 per share, for the first quarter of 2004. Non-GAAP net loss, which excludes non-cash charges for stock compensation, restructuring and amortization of intangibles, was $27.2 million, or $0.36 per share, compared to approximately $28.1 million, or $0.39 per share for the first quarter of 2004. A reconciliation of GAAP net loss to non-GAAP net loss is set forth at the end of this press release.

Cash, cash equivalents, short-term investments and restricted cash totaled approximately $139.1 million at March 31, 2005, and $171.2 million at December 31, 2004.

Revenues were approximately $12.9 million compared to $11.9 million for the same period in 2004. The increase from 2004 to 2005 was primarily a result of a $1.9 million increase in research and development funding from our collaboration with GlaxoSmithKline (GSK) and a $1.0 million increase in research and development funding from our collaboration with Sankyo Co., Ltd. The increase is also attributable to $0.7 million recognized as revenue from a $2.2 million premium GSK paid as part of its acquisition of 1.0 million shares of our common stock in January 2005. These increases were partially offset by a $1.4 million decrease in revenues related to the expiration of one of our Bristol-Myers Squibb collaborations during July 2004 and a $0.8 million decrease in revenues related to the termination of our combinatorial chemistry collaborations effective as of December 31, 2004.

Research and development expenses were approximately $33.3 million compared to $34.2 million for the comparable period in 2004. The decrease from 2004 to 2005 was primarily related to a decrease in lab supplies as a result of the termination of most of our combinatorial chemistry collaborations. The decrease was partially offset by increased expenses associated with further advancing and expanding our clinical and preclinical development activities, which we expect to continue to increase in future periods.

General and administrative expenses were approximately $6.2 million compared to $5.6 million for the comparable period in 2004. The increase from 2004 to 2005 was primarily a result of higher legal, insurance and facility expenses to support our growing clinical and preclinical development activities.

First Quarter 2005 Business Highlights

•	Exelixis announced an amendment to its GSK collaboration in January, which clarifies the scope of the collaboration, provides accelerated milestone payments to Exelixis in 2005 and allows third-party funding of certain programs so that all compounds discovered under the collaboration can be moved forward aggressively.

•	In March, Exelixis initiated a Phase I clinical trial for XL880, which is the third oncology compound generated from the Company’s internal discovery efforts to enter clinical trials within nine months.

•	Exelixis agreed with Bayer Crop Sciences to amend its collaboration with Genoptera resulting in a termination of the Company’s research efforts effective March 31, 2005. The amendment keeps Exelixis whole from a financial perspective and allows the Company to shift resources to its clinical and preclinical pipeline of compounds.

•	XL647 and XL999 continued to progress in ongoing Phase I clinical trials and the Phase III clinical trial for XL119 continued to enroll patients as planned.

For additional details on our compounds please visit our website at www.exelixis.com under the heading “Pipeline.”

“In the first quarter we continued our productivity by initiating the Phase I trial for XL880 and taking the necessary steps to appropriately focus the business on our rapidly growing pharmaceutical pipeline,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “Our pace of productivity is continuing. We’ve submitted two additional INDs in April and could have eight compounds in clinical trials from Phase I through III in the second half of 2005.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s first quarter 2005 financial results as well as other business developments during a conference call beginning at 2:00 p.m. PDT

/ 5:00 p.m. EDT today, Monday, May 9, 2005. To listen to the discussion, visit the Webcast section under Investor Information on the Exelixis website at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics across various disease areas. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline covers cancer and metabolism and is comprised of the following compounds: XL119 (becatecarin), for which a multinational Phase III clinical trial has been initiated in patients with bile duct tumors; XL784, initially an anticancer compound, which completed a Phase I clinical trial and is being developed as a treatment for renal disease; XL647, XL999 and XL880, anticancer compounds currently in Phase I clinical trials; XL820 and XL844 for which investigational new drug (IND) applications have been filed; and XL184, a potential IND candidate for the treatment of cancer; and multiple compounds in preclinical development for diseases including cancer and various metabolic and cardiovascular disorders. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of Phase IIa clinical trials, to elect to develop a certain number of compounds in Exelixis’ product pipeline, which may include the cancer compounds identified in this press release (other than XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to our ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties derived from future products developed from research efforts under collaborative agreements; the rate of growth, if any, in license and contract revenues; the timing and level of expenses associated with the growth of proprietary programs and the GSK collaboration. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation the potential failure of Exelixis’ product candidates to demonstrate safety and efficacy in clinical testing; the ability of Exelixis to file IND applications and initiate clinical trials at the referenced times; the ability of Exelixis to conduct the Phase III clinical trial of XL119 sufficient to achieve FDA approval; plans to initiate and conduct additional studies for XL784 in 2005, the ability to conduct Phase I clinical trials of XL647, XL999, XL880, XL820 and XL844 sufficient to achieve a positive completion; the ability of Exelixis to successfully advance and develop additional compounds including XL184; the ability to develop drug candidates and/or INDs as part of the metabolism program; the ability of the company to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process and; the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financials tables-

EXELIXIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Contract	$10,090	$8,764
License	2,784	3,128

Total revenues	12,874	11,892

Operating expenses:
Research and development	33,321	34,224
General and administrative	6,242	5,576
Restructuring charge	—	537
Amortization of intangibles	272	166

Total operating expenses	39,835	40,503

Loss from operations	(26,961)	(28,611)

Other income (expense):
Interest income	928	916
Interest expense	(1,552)	(1,233)
Other income (expense), net	174	85

Total other income (expense)	(450)	(232)

Net loss	$(27,411)	$(28,843)

Net loss per share, basic and diluted	$(0.36)	$(0.40)

Shares used in computing basic and diluted net loss per share	75,918	71,512

EXELIXIS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004
GAAP net loss	$(27,411)	$(28,843)
Add:
Restructuring charges	—	537
Non-cash charges for amortization of intangibles	272	166
Non-cash charges for stock compensation expense (reversals)	(16)	34

Non-GAAP net loss	$(27,155)	$(28,106)

Non-GAAP net loss per share, basic and diluted	$(0.36)	$(0.39)

Shares used in computing basic and diluted Non-GAAP net loss per share	75,918	71,512

(1)	These non-GAAP amounts are intended to illustrate the company’s results from operations excluding restructuring charges and certain non-cash charges, including (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company’s results from continuing operations, excluding the non-cash charges, which, in management’s view, are not necessarily reflective of or directly attributable to operations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2005	December 31, 2004 (1)
	(unaudited)
Cash, cash equivalents and short-term investments, (including restricted cash of $15.5 million and $16.0 million, respectively)	$139,053	$171,223
Working capital	73,982	100,161
Total assets	269,753	291,340
Stockholders’ equity	33,108	50,671

(1)	Derived from the audited consolidated financial statements

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